Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2014, relating to the consolidated financial statements of Dominion Resources, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Dominion Resources, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 7, 2014